May 25, 2021	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL ANNOUNCES QUARTERLY DIVIDEND

ST. PETERSBURG, Fla. - On May 25, 2021, the Raymond James Financial, Inc. (NYSE: RJF) Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.39 per share, payable July 15, 2021 to shareholders of record on July 1, 2021.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,300 financial advisors. Total client assets are $1.13 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.